EXHIBIT 99.1

N E W S   R E L E A S E

Contact:  John Maurer

Vice President,

Treasurer & Investor Relations

Foot Locker, Inc.

(212) 720-4092

FOOT LOCKER, INC. SIGNS DEFINITIVE AGREEMENT TO ACQUIRE RUNNERS POINT GROUP

•	Operates More Than 200 Athletic Footwear Stores, Mostly in Germany
•	Fast-Growing, Multi-Banner and Multi-Channel Retailer
•	Approximately $250 Million of Revenue in 2012

NEW YORK, NY, May 8, 2013 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, announced today that it has signed a definitive agreement to acquire Runners Point Warenhandelsges. mbH (“RPG”), a specialty athletic store and online retailer based in Recklinghausen, Germany, for total cash consideration of 72 million euros (approximately $94 million). RPG is currently majority owned by the private equity firm HANNOVER Finanz. The Company’s Chief Executive Office, Otto Hurler, and Chief Financial Officer, Harald Wittig own the balance of the Company. Both Mr. Hurler and Mr. Wittig, along with other members of senior management, will remain with the Company post-acquisition. The transaction is subject to review by merger control authorities in Germany.

RPG has a leading position in the German athletic retail market, operating more than 200 stores --- with its most prominent banners being Runners Point and Sidestep --- as well as an online subsidiary, Tredex. RPG previously announced sales of 197 million euros ($254 million) for calendar year 2012. Most of the stores are in Germany, although there are also Runners Point and Sidestep stores in The Netherlands, Austria, and Switzerland. While most of the stores are owned and operated by RPG, 28 of the stores are operated by franchisees. The purchase price will be allocated between the sellers and RPG’s primary creditors, delivering to Foot Locker, Inc. an entity which is substantially debt-free.

“We are excited to be adding Runners Point, a fast-growing, multi-format and multi-channel business, to our already-strong European operations,” said Ken C. Hicks, Chairman and Chief Executive Officer of Foot Locker, Inc. “This acquisition will enhance our position in Germany, the strongest economy in Europe, and also provide us with additional banners to further diversify and expand our European business. We also intend to leverage Tredex’s strong digital capabilities to accelerate growth in our own developing European e-commerce business.”

“Our association with Foot Locker will significantly enhance the Runners Point team’s ability to capitalize on the growth strategies we have been actively pursuing in recent years,” said Mr. Hurler. “We look forward to working closely together to maximize the performance of our business as part of one of the world’s leading specialty athletic retailers.”

Because of the ongoing exclusive negotiations between the parties during Foot Locker, Inc.’s first fiscal quarter, the Company did not repurchase any shares during the period, but plans to reinitiate the program in the second quarter.

Foot Locker, Inc. is a specialty athletic retailer that as of February 2, 2013 operated 3,335 stores in 23 countries in North America, Europe, Australia, and New Zealand. Through its Foot Locker, Footaction, Lady Foot Locker, Kids Foot Locker, and Champs Sports retail stores, as well as its direct-to-customer channel Footlocker.com/Eastbay/CCS, the Company is a leading provider of athletic footwear and apparel.

Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

HANNOVER Finanz is a German-based private equity firm established in 1979 which manages funds of approximately 650 million euros. Backed by institutional investors and thus independent of major corporations or banks, HANNOVER Finanz has almost 35 years of investment management experience. The basis of its long-term investments in small- to mid-cap enterprises in the German-speaking area is constituted by nine active funds that run for an unlimited time period. Its commitments range from old-economy industries to start-up technologies. The principal focus is on funding growth and corporate succession in sound, medium-sized businesses with annual sales of 20 million euros and above. Find more information at www.hannoverfinanz.de.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), pandemics and similar major health concerns, unseasonable weather, further deterioration of global financial markets, economic conditions worldwide, further deterioration of business and economic conditions, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business and strategic plans effectively with regard to each of its business units, and risks associated with foreign global sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

-XXX-